Exhibit 10.2

SENIOR HOUSING PROPERTIES TRUST

2012 EQUITY COMPENSATION PLAN

AMENDMENT NO. 1

The Board of Trustees (the “Board”) of Senior Housing Properties Trust (the “Company”) has heretofore approved and adopted this Amendment No. 1 (this “Amendment”) to the Senior Housing Properties Trust 2012 Equity Compensation Plan (as amended from time to time, the “Plan”).

The Plan is hereby amended as follows:

1.	Section IX.C. of the Plan is hereby deleted and replaced in its entirety with the following:

C.  Tax Withholding; Section 409A.  To the extent required by law, the Company shall withhold or cause to be withheld income and other taxes incurred by a Participant by reason of a grant of Shares, and, as a condition to the receipt of any grant of Shares, a Participant agrees that if the amount payable to him by the Company in the ordinary course is insufficient to pay such taxes, he shall, upon request of the Company, pay the Company an amount sufficient to satisfy its tax withholding obligations.

Without limiting the foregoing, the Compensation Committee may in its discretion permit any Participant’s withholding obligation to be paid in whole or in part in the form of Shares, by withholding from the Shares to be issued to such Participant or by accepting delivery of Shares already owned by him.  The fair market value of the Shares for this purpose shall be the closing price of the Shares on the principal securities exchange on which the Shares are listed on the date such Shares are repurchased by the Company, unless otherwise determined by the Board in its discretion.

If payment of withholding taxes is made in whole or in part in Shares, the Participant shall deliver to the Company share certificates registered in his name or other evidence of legal and beneficial ownership of Shares owned by him, fully vested and free of all liens, claims and encumbrances of every kind, duly endorsed or accompanied by stock powers duly endorsed by the record holder of the Shares represented by such share certificates.  If the Participant is subject to Section 16(a) of the Exchange Act, his ability to pay the withholding obligation in the form of Shares shall be subject to such additional restrictions as may be necessary to avoid any transaction that might give rise to liability under Section 16(b) of the Exchange Act.

It is intended that awards granted under the Plan be exempt from the application of Section 409A of the Code, and the Plan and such awards shall be construed in accordance with that intention.

2.	This Amendment shall be effective as of August 25, 2015, including with respect to awards currently outstanding.
3.	Except as amended hereby, the Plan shall remain in full force and effect.